(iv)

ICIMutual

Partners in Risk Management

John T. Mulligan

Vice President

October 15, 2012

Mr. Paul O’Neil

Chief Compliance Officer

Eaton Vance Corporation

2 International Place 2

Boston, MA  02110

Re:

ICI Mutual Insurance Company Blanket Bond No. 97125112B (“Bond”)

ICI Mutual D&O/E&O Policy No. 97125112D (“Policy”)

ICI Mutual IDL Policy No. 97125112I (“IDL Policy”)

Dear Paul:

I hereby confirm that the premiums and taxes due for the above referenced Bond, Policy, and IDL Policy have been paid for the period September 1, 2012 through September 1, 2013.

Feel free to call me at (800) 643-4246 if you have any questions.

Sincerely,

/S/ John T. Mulligan

John T. Mulligan

Vice President